UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G (Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2

Under the Securities Exchange Act of 1934
(Amendment No.    )*

Kitty Hawk, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

498326 20 6
(CUSIP Number)

March 12, 2003
Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)
[X]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 498326 20 6		13G	Page 2 of 16 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Limited Partnership

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION Illinois limited partnership U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 1,310,195 shares of Common Stock Warrants to purchase 1,978,640 shares of Common Stock

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*		☐

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 6.6% as of the date of this filing.  (Based on the assumption that the Registrant has all 50,000,000 shares of its Common Stock issued and outstanding pursuant to its bankruptcy reorganization plan and as indicated in its public filing with the SEC on Form 8-K, filed February 7, 2003.)

12.		TYPE OF REPORTING PERSON* PN; HC

CUSIP NO. 498326 20 6		13G	Page 3 of 16 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GLB Partners, L.P.

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 1,310,195 shares of Common Stock Warrants to purchase 1,978,640 shares of Common Stock

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*		☐

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 6.6% as of the date of this filing.  (Based on the assumption that the Registrant has all 50,000,000 shares of its Common Stock issued and outstanding pursuant to its bankruptcy reorganization plan and as indicated in its public filing with the SEC on Form 8-K, filed February 7, 2003.)

12.		TYPE OF REPORTING PERSON* PN; HC

CUSIP NO. 498326 20 6		13G	Page 4 of 16 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Investment Group, L.L.C.

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 1,310,195 shares of Common Stock Warrants to purchase 1,978,640 shares of Common Stock

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*		☐

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 6.6% as of the date of this filing.  (Based on the assumption that the Registrant has all 50,000,000 shares of its Common Stock issued and outstanding pursuant to its bankruptcy reorganization plan and as indicated in its public filing with the SEC on Form 8-K, filed February 7, 2003.)

12.		TYPE OF REPORTING PERSON* OO; HC

CUSIP NO. 498326 20 6		13G	Page 5 of 16 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kenneth Griffin

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 1,310,195 shares of Common Stock Warrants to purchase 1,978,640 shares of Common Stock

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*		☐

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 6.6% as of the date of this filing.  (Based on the assumption that the Registrant has all 50,000,000 shares of its Common Stock issued and outstanding pursuant to its bankruptcy reorganization plan and as indicated in its public filing with the SEC on Form 8-K, filed February 7, 2003.)

12.		TYPE OF REPORTING PERSON* IN; HC

CUSIP NO. 498326 20 6		13G	Page 6 of 16 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Wellington Partners L.P.

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION Illinois limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 1,310,195 shares of Common Stock Warrants to purchase 1,978,640 shares of Common Stock

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*		☐

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 6.6% as of the date of this filing.  (Based on the assumption that the Registrant has all 50,000,000 shares of its Common Stock issued and outstanding pursuant to its bankruptcy reorganization plan and as indicated in its public filing with the SEC on Form 8-K, filed February 7, 2003.)

12.		TYPE OF REPORTING PERSON* PN; HC

CUSIP NO. 498326 20 6		13G	Page 7 of 16 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Kensington Global Strategies Fund Ltd.

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 1,310,195 shares of Common Stock Warrants to purchase 1,978,640 shares of Common Stock

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*		☐

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 6.6% as of the date of this filing.  (Based on the assumption that the Registrant has all 50,000,000 shares of its Common Stock issued and outstanding pursuant to its bankruptcy reorganization plan and as indicated in its public filing with the SEC on Form 8-K, filed February 7, 2003.)

12.		TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 498326 20 6		13G	Page 8 of 16 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Equity Fund Ltd.

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 1,310,195 shares of Common Stock Warrants to purchase 1,978,640 shares of Common Stock

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*		☐

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 6.6% as of the date of this filing.  (Based on the assumption that the Registrant has all 50,000,000 shares of its Common Stock issued and outstanding pursuant to its bankruptcy reorganization plan and as indicated in its public filing with the SEC on Form 8-K, filed February 7, 2003.)

12.		TYPE OF REPORTING PERSON* CO

CUSIP NO. 498326 20 6		13G	Page 9 of 16 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Credit Trading Ltd.

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 1,310,195 shares of Common Stock Warrants to purchase 1,978,640 shares of Common Stock

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*		☐

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 6.6% as of the date of this filing.  (Based on the assumption that the Registrant has all 50,000,000 shares of its Common Stock issued and outstanding pursuant to its bankruptcy reorganization plan and as indicated in its public filing with the SEC on Form 8-K, filed February 7, 2003.)

12.		TYPE OF REPORTING PERSON* CO

CUSIP NO. 498326 20 6		13G	Page 10 of 16 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Distressed and Credit Opportunity Fund Ltd.

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 1,310,195 shares of Common Stock Warrants to purchase 1,978,640 shares of Common Stock

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*		☐

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 6.6% as of the date of this filing.  (Based on the assumption that the Registrant has all 50,000,000 shares of its Common Stock issued and outstanding pursuant to its bankruptcy reorganization plan and as indicated in its public filing with the SEC on Form 8-K, filed February 7, 2003.)

12.		TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 498326 20 6	13G	Page 11 of 16 Pages

Item 1(a)	Name of Issuer: KITTY HAWK, INC.
1(b)	Address of Issuer's Principal Executive Offices: 1515 West 20th Street P.O. Box 612787 DFW International Airport, TX 75261
Item 2(a)	Name of Person Filing
Item 2(b)	Address of Principal Business Office
Item 2(c)	Citizenship
Citadel Limited Partnership 225 W. Washington 9th Floor Chicago, Illinois 60606 Illinois limited partnership

GLB Partners, L.P. 225 W. Washington 9th Floor Chicago, Illinois 60606 Delaware limited partnership

Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Delaware limited liability company

Kenneth Griffin 225 W. Washington 9th Floor Chicago, Illinois 60606 U.S. Citizen

Citadel Wellington Partners L.P. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Illinois limited partnership

CUSIP NO. 498326 20 6	13G	Page 12 of 16 Pages

Citadel Kensington Global Strategies Fund Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Bermuda company

Citadel Equity Fund Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Cayman Islands company

Citadel Credit Trading Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Cayman Islands company

Citadel Distressed and Credit Opportunity Fund Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Cayman Islands company

2(d)	Title of Class of Securities: Common Stock, par value $0.000001 per share

2(e)	CUSIP Number: 498326 20 6

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
(a) ☐ Broker or dealer registered under Section 15 of the Exchange Act;
(b) ☐ Bank as defined in Section 3(a)(6) of the Exchange Act;
(c) ☐ Insurance company as defined in Section 3(a)(19) of the Exchange Act;

CUSIP NO. 498326 20 6	13G	Page 13 of 16 Pages

(d)	☐	Investment company registered under Section 8 of the Investment Company Act;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ☒

Item 4	Ownership:

CITADEL LIMITED PARTNERSHIP
GLB PARTNERS, L.P.
CITADEL INVESTMENT GROUP, L.L.C.
KENNETH GRIFFIN
CITADEL WELLINGTON PARTNERS L.P.
CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.
CITADEL EQUITY FUND LTD.
CITADEL CREDIT TRADING LTD.
CITADEL DISTRESSED AND CREDIT OPPORTUNITY FUND LTD.

	(a)	Amount beneficially owned:

1,310,195 shares of Common Stock

Warrants to purchase 1,978,640 shares of Common Stock

	(b)	Percent of Class:

Approximately 6.6% as of the date of this filing.  (Based on the assumption that the Registrant has all 50,000,000 shares of its Common Stock issued and outstanding pursuant to its bankruptcy reorganization plan and as indicated in its public filing with the SEC on Form 8-K, filed February 7, 2003.)

CUSIP NO. 498326 20 6	13G	Page 14 of 16 Pages

(c) Number of shares as to which such person has:
(i) sole power to vote or to direct the vote: 0
(ii) shared power to vote or to direct the vote: See item (a) above.
(iii) sole power to dispose or to direct the disposition of: 0
(iv) shared power to dispose or to direct the disposition of: See item (a) above.

Item 5	Ownership of Five Percent or Less of a Class:
Not Applicable.

Item 6	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
See Item 2 above.

Item 8	Identification and Classification of Members of the Group:
Not Applicable.

Item 9	Notice of Dissolution of Group:
Not Applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 19th day of March, 2003

/s/ Kenneth Griffin
Kenneth Griffin

CITADEL LIMITED PARTNERSHIP		CITADEL INVESTMENT GROUP, L.L.C.

By:	GLB Partners, L.P.,	By:	/s/ Kenneth Griffin
	its General Partner		Kenneth Griffin, President

By:	Citadel Investment Group, L.L.C.,
	its General Partner	CITADEL EQUITY FUND LTD.

By:	/s/ Kenneth Griffin	By:	Citadel Limited Partnership,
	Kenneth Griffin, President		its Portfolio Manager

GLB PARTNERS, L.P.		By:	GLB Partners, L.P.,
its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President

CITADEL WELLINGTON PARTNERS		CITADEL KENSINGTON GLOBAL
L.P.		STRATEGIES FUND LTD.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its General Partner		its Portfolio Manager

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President

CITADEL CREDIT TRADING LTD.		CITADEL DISTRESSED AND CREDIT
OPPORTUNITY FUND LTD.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its Portfolio Manager		its Portfolio Manager

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President